1. BRECKINRIDGE CAPITAL ADVISORS, INC.

POLICY

Code of Ethics
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General

The Code of Ethics is predicated on the principle that Breckinridge Capital Advisors, Inc. (BCA) owes a fiduciary duty to its clients. Accordingly, BCA's employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, BCA must:

o Place client interests ahead of BCA's - As a fiduciary, BCA must serve in its clients' best interests. In other words, BCA employees may not benefit at the expense of advisory clients. Engage in personal investing that is in full compliance with BCA's Code of Ethics - Employees must review and abide by BCA's Personal Securities Transaction and Insider Trading Policies.

o Avoid taking advantage of your position - Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with BCA, or on behalf of an advisory client.

Any questions with respect to BCA's Code of Ethics should be directed to the Compliance Officer and/or the President.

1.    Personal Securities Transaction Policy

Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.

Securities and Instruments that are not Securities

BCA will regard the following as securities for purposes of complying with this policy: Any note, stock, treasury security, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Exempt Securities

Investments in certificates of deposit, commercial paper and other similar money market instruments and shares of open-end mutual fund companies are not required to be reported by employees under the Personal Security Transaction Policy. Shares of open-end mutual funds managed by BCA are not exempt and are subject to the same reporting requirements as other securities.


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Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

      o Securities held by members of employees' immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
      o Employees' interests as a general partner in securities held by a general or limited partnership; and
      o Employees' interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

      o Ownership of securities as a trustee where either the employee or members of the employees' immediate family have a vested interest in the principal or income of the trust;
      o     Ownership of a vested beneficial interest in a trust; and
      o An employee's status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions:

      o Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.
      o Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager.
      o     Purchases of securities in DRIPS (dividend reinvestment plans).
      o Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.
      o Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.
      o Purchases or sales of exchange-traded options on broadly-based indices (indices with average notional open interest during the preceding calendar quarter in excess of $1 billion).

From time to time, the Compliance Officer may exempt certain transactions on a trade-by-trade basis.

Municipal Bond Offerings

No employee shall acquire beneficial ownership of municipal bond securities.


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Initial Public Offerings

BCA employees may acquire beneficial ownership of securities in an initial public offering with approved pre-clearance.

Employees shall complete BCA's Personal Trading Pre-Clearance Form and Limited Offering & IPO Request and Reporting Form. BCA shall maintain the forms in conjunction with the record-keeping rule.

See Attachment 4-A for a copy of the Personal Trading Pre-Clearance Form.

See Attachment 4-B for a copy of the Limited Offering & IPO Request and Reporting Form.

Employees are encouraged to review Rule 2790 and discuss such with the Compliance Officer prior to the purchase and/or sale of any IPO.

Private Placements

Employees wishing to acquire beneficial ownership of securities in a private placement must seek written approval to do so from the Compliance Officer. In determining whether to grant the approval, the Compliance Officer will seek to determine whether or not the employee's acquisition of the security precluded advisory clients from purchasing the security. In addition, the officer must determine that the investment was not being offered to the employee strictly by virtue of the employee's position at BCA.

See Attachment 4-A for a copy of the Personal Trading Pre-Clearance Form.

See Attachment 4-A for a copy of the Limited Offering & IPO Request and Reporting Form.

Reporting

Initial Reporting

New employees are required to disclose all of their personal securities holdings (both public and private) not later than 10 days after the commencement of their employment. The reported initial holdings must be current as of a date not more than 45 days prior to the individual becoming an access person. BCA shall maintain these records in accordance with the record-keeping rule.

Employees are also required to disclose the name of any broker, dealer or bank with which they maintain an account in which any securities are held for their direct or indirect benefit.

See Attachment 4-C for a copy of the Initial Reporting Form.

Quarterly Reporting

Employees may only personally trade securities through a registered broker/dealer or through a company sponsored DRIP. Each employee must provide BCA duplicate brokerage account statements no less frequently than 30 days after the end of each calendar quarter regardless of whether the employee engaged in reportable trades during the quarter. Transactions in private securities that do not appear on a brokerage statement must be submitted separately to BCA.

See Attachment 4-D for copy of the Securities Transaction Reporting Forms.


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Annual Reporting

Existing employees are required to provide BCA with a complete list of securities holdings on an annual basis on or before January 30. The report shall be current as of not more than 45 days from the date the report is submitted. BCA shall maintain these records in accordance with the record-keeping rule.

Employees are also required to disclose the name of any broker, dealer or bank with which they maintain an account in which any securities are held for their direct or indirect benefit.

See Attachment D for a copy of the Annual Holdings Form.

Trading and Review

Though not prohibited by this Personal Securities Transaction Policy, BCA does not expect its employees to engage in frequent short-term (60 days) trading. Except for limited circumstances and subject to pre-clearance approval, BCA forbids its employees to trade opposite of firm recommendations. BCA strictly forbids "front-running" client accounts, which is a practice generally understood to be employees personally trading ahead of client accounts.

CCO will review trades against custodian statements on a quarterly basis. The COO will review the COO's trading reports. A written record will be maintained of the review date and result. If BCA discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the Compliance Officer and President to review the facts surrounding the transactions. This meeting shall help BCA to determine the appropriate course of action.

Reporting Violations and Remedial Actions

BCA takes the potential for conflicts of interest caused by personal investing very seriously. As such, BCA requires its employees to promptly report any violations of the Code of Ethics to the CCO. BCA's management is aware of potential issues that may arise as a result of this requirement, and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics. BCA has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth below. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis. Sanctions are listed below.

BCA has implemented remedial actions that are designed to discourage its employees from violating the Personal Securities Transaction Policy. Employees should be aware that BCA reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation.

      o     1st Violation - Verbal warning;
      o 2nd Violation - Written warning that will be included in the employee's file, and disgorgement of profits to a charity specified by the employee; and
      o 3rd Violation - Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the employee; and
      o     4th Violation - Possible termination of employment.

2.    Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such Section Revised 11/02/05 Page 5 investment adviser or any person associated with such investment adviser. In accordance with Section 204A, BCA has instituted procedures to prevent the misuse of nonpublic information.


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Although "insider trading" is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

      o Trading by an insider while in possession of material non-public information; or
      o Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or
      o Communicating material non-public information to others in breach of a fiduciary duty.
      o BCA `s Insider Trading Policy applies to all of its employees. Any questions should be directed to the Compliance Officer and/or President.

Whom Does the Policy Cover?

This policy covers all of BCA`s employees ("covered persons") as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.

What Information is Material?

      Individuals may not be held liable for trading on inside information unless the information is material. "Material information" is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Advance knowledge of the following types of information is generally regarded as "material":

      o     Dividend or earnings announcements
      o     Write-downs or write-offs of assets
      o     Additions to reserves for bad debts or contingent liabilities
      o     Expansion or curtailment of company or major division operations
      o     Merger, joint venture announcements
      o     New product/service announcements
      o     Discovery or research developments
      o     Criminal, civil and government investigations and indictments
      o     Pending labor disputes
      o     Debt service or liquidity problems
      o     Bankruptcy or insolvency problems
      o     Tender offers, stock repurchase plans, etc.
      o     Recapitalization


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Information provided by a company could be material because of its expected effect on a particular class of a company's securities, all of the company's securities, the securities of another company, or Section Revised 11/02/05 Page 6 the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company's business. For example, material information about the contents of an upcoming newspaper column may effect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. "Non-public" information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

BCA `s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the "tip" made to the employee makes him/her a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The "benefit" is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an employee has questions as to whether they are in possession of material, non-public information, they must inform the Compliance Officer and President as soon as possible. From this point, the employee, Compliance Officer and President will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.


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Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

      o Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.
      o Shall not engage in securities transactions of any company, except in accordance with BCA `s Personal Securities Transaction Policy and the securities law.
      o Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.
      o Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.
      o     Shall immediately report the potential receipt of non-public information to the Compliance Officer and President.
      o     Shall not proceed with any research, trading, etc. until the
            Compliance Officer and President inform the employee of the appropriate course of action.

Serving as Officers, Trustees and/or Directors of Outside Organizations

      Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, BCA may determine that it is in its clients' best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients' portfolios may be undergoing a reorganization that may affect the value of the company's outstanding securities and the future direction of the company. Service with organizations outside of BCA can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between BCA and the outside organization, and that the employee does not communicate such information to other BCA employees in violation of the information barrier.

Similarly, BCA may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire BCA.

BCA employees are prohibited from engaging in such outside activities without the prior written approval from the Compliance Officer and/or President. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

Gifts

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with BCA, or on behalf of an advisory client. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) are present.


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